UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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Coleman Cable, Inc.

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April 9, 2007
Waukegan, Illinois

Dear Shareholders:

2006 was a very successful year for Coleman Cable, marked by record revenue, earnings, and cash flow. We achieved revenues and operating income of $423.4 million and $48.6 million, a 22.3% and 74.8% increase, respectively, from our 2005 performance. Looking at our revenues over the period from January 1, 2004 through December 31, 2006, our compound annual growth rate in revenues has been 68%. During 2006 we also made significant strides in our operational improvement programs which included the realignment of our manufacturing and distribution platform, strategic sourcing initiatives, margin enhancement program and working capital management. We are gratified with our many accomplishments in 2006 and are confident that the Company is well positioned for the significant growth projected for 2007.

In October 2006 we privately placed 8,400,000 shares of our common stock, raising approximately $114.8 million. This offering enabled us to repay indebtedness outstanding under our credit facility and to purchase and retire some of our common stock, as well as providing $0.6 million for working capital and general corporate purposes.

Our success in 2006 is now being followed with some very exciting developments in 2007. Our common stock began trading on the NASDAQ Global Market, under the symbol “CCIX” on March 1, 2007, providing liquidity to our shareholders.

Finally, on April 2, 2007, Coleman Cable acquired all of the equity interests in Copperfield, LLC for $213 million in cash. We believe that the Coleman Cable-Copperfield combination will result in one of the premier U.S. based manufacturers of electrical and electronic wire and cable products. On a pro forma basis, the acquisition of Copperfield will more than double the revenue of Coleman Cable and significantly expand our already diverse customer base and broad product offering. Copperfield is an excellent strategic fit for Coleman Cable and positions the Company for growth both through additional acquisitions and through continued organic growth.

Against this backdrop of recent achievements, it is with great pleasure that we invite you to our 2007 Annual Meeting of Shareholders. The meeting will be held on Monday, May 14, 2007, at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085 at 2:00 p.m. Central time.

Our formal agenda for this year’s meeting is to vote on the election of directors, to approve an amendment to our long-term incentive plan and to ratify the selection of independent auditors for 2007. In addition, we will report to you the highlights of 2006 and discuss the outlook for our business in 2007. We will also answer any questions you may have. Representatives of our independent accountants will be in attendance at the meeting and will be available to answer questions. We have provided additional information relevant to our annual meeting, in the attached proxy statement.

Whether or not you plan to attend the meeting, your vote on these matters is important to us. Please complete, sign and return the enclosed proxy card in the envelope provided. Alternatively, you can vote your proxy by telephone or through the Internet by following the instructions on the enclosed proxy card.

We look forward to seeing you at the meeting.

Sincerely,

G. Gary Yetman
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 9, 2007
Waukegan, Illinois

TO THE SHAREHOLDERS OF COLEMAN CABLE, INC.:

The Annual Meeting of Shareholders of Coleman Cable, Inc., which we refer to as the Company, will be held on Monday May 14, 2007, at 2:00 p.m. Central time at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085 for the following purposes:

1. To elect two Class I directors to hold office until 2010 and one Class III director to hold office until 2009;

2. To approve an amendment to the Coleman Cable, Inc. Long-Term Incentive Plan.

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007; and

4. To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 28, 2007, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

Richard N. Burger
Secretary

i

ii

COLEMAN CABLE, INC.
1530 Shields Drive
Waukegan, Illinois 60085
April 9, 2007

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Coleman Cable, Inc., which we refer to as “Coleman Cable,” “we,” “us,” “our,” or the “Company” is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders, which will be held on Monday, May 14, 2007, at 2:00 p.m. Central time at the company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 accompanies this Proxy Statement. Upon your written request, we will provide you, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Our Annual Report on Form 10-K may also be found on our website at www.colemancable.com.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting of Shareholders. You do not need to attend the Annual Meeting of Shareholders to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals will be Voted on at the Annual Meeting of Shareholders?

There are three proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	The election of two Class I directors and one Class III director.

•	The approval of an amendment to the Coleman Cable, Inc. Long-Term Incentive Plan.

•	The ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for 2007.

Coleman Cable’s Board recommends that you vote your shares “FOR” each of the nominees of the Board, approval of the amendment to our long-term incentive plan and “FOR” the appointment of the selection of Deloitte & Touch LLP as our independent auditors for 2007.

Who Is Entitled to Vote?

March 28, 2007 is the record date for the Annual Meeting of Shareholders. If you owned our common shares at the close of business on March 28, 2007, you are entitled to vote. On that date, we had 16,786,895 of our common shares outstanding and entitled to vote at the Annual Meeting of Shareholders. Our common shares are our only class of voting stock. We will begin mailing this Proxy Statement on or about April 13, 2007 to all shareholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each of our common shares that you owned at the close of business on March 28, 2007.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Coleman Cable. As the shareholder of record, you have the right to grant your voting proxy directly to Coleman Cable or to vote in person at the Annual Meeting of Shareholders. Coleman Cable has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting of Shareholders. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting of Shareholders if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting of Shareholders?”. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of two Class I directors and one Class III director.

•	“FOR” the approval of the amendment of our long-term incentive plan.

•	“FOR” the ratification of Deloitte & Touche LLP as our independent auditors for 2007.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting of Shareholders, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. We encourage you to do so because your vote is then tabulated faster than if you mailed it. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you are a beneficial owner and held your shares in “street name”, you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting of Shareholders and vote.

May I Revoke My Proxy?

Yes.  If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,

•	Send a letter revoking your proxy to Coleman Cable’s Secretary at 1530 Shields Drive, Waukegan, Illinois 60085, or

•	Attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual Meeting of Shareholders?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting of Shareholders. If you choose to vote your shares in person at the Annual Meeting of Shareholders, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting of Shareholders, Coleman Cable recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting of Shareholders.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting of Shareholders an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 28, 2007.

What Votes Need to be Present to Hold the Annual Meeting of Shareholders?

To have a quorum for our Annual Meeting of Shareholders, persons must be present, in person or by proxy, representing more than 50% of the common shares that were outstanding on March 28, 2007.

What Vote Is Required to Approve Each Proposal?

Election of Directors	The election of each nominee for Class I director and each nominee for Class III director requires the affirmative vote of a plurality of the votes cast on such proposal at the Annual Meeting of Shareholders.

Approval of an Amendment to the Company’s Long-Term Incentive Plan	The approval of the amendment to the Company’s long-term incentive plan requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting of Shareholders.

Ratification of Appointment of Independent Auditors	The ratification of the selection of Deloitte & Touche LLP as independent auditors for 2007 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting of Shareholders.

How are Votes Counted?

In the election of Coleman Cable directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the approval of the amendment to our long-term incentive plan and the ratification of Coleman Cable’s independent auditors, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Coleman Cable will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results in our Form 10-Q for the second quarter of 2007, which we will file with the Securities and Exchange Commission in August 2007. You can find the Form 10-Q on our website at www.colemancable.com.

Do Directors Attend the Annual Meeting of Shareholders?

Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders.

Can a Shareholder Communicate Directly with our Board? If so, how?

Our Board provides a process for shareholders, employees or other interested parties to send communications to the Board. Shareholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at auditcommittee@coleman-cable.com. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairman of any Board committee or any other director, as to other matters may send an e-mail to directors@coleman-cable.com. The Secretary has access to these e-mail addresses. Alternatively, shareholders, employees or other interested parties may send written communications to the Board c/o Secretary, 1530 Shields Drive, Waukegan, Illinois 60085. Communication with the Board may be anonymous.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our By-laws divide our Board of Directors into three classes with the terms of office of each class ending in successive years. Our By-Laws empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting of Shareholders.

Following recommendation from the Nominating and Corporate Governance Committee, our Board of Directors has nominated G. Gary Yetman and Nachum Stein as Class I directors of the Company to serve three year terms to expire at the Annual Meeting of Shareholders in 2010 and Denis E. Springer as a Class III director of the Company to serve a two year term to expire at the Annual Meeting of Shareholders in 2009, in each case, until their respective successors shall have been elected and shall have qualified. Each nominee is currently serving as a director of the Company. Messrs. Springer was appointed as a director on April 5, 2007 to fill a vacancy in newly created board seats. Following the 2007 Annual Meeting of Shareholders, this committee may recommend that the Board of Directors appoint additional directors to fill vacancies. If that occurs, the newly appointed directors will be identified in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any individual appointed as a director by the Board of Directors will be appointed to serve until the 2008 Annual Meeting of Shareholders, at which point such director will stand for election by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE
NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting of Shareholders.

We have set forth below information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for Election for Terms Expiring in 2010

G. Gary Yetman, age 52, joined our predecessor company in 1986 and has served as President and Chief Executive Officer and as a director of the company since December 1999. Prior to his current role, Mr. Yetman held various senior management positions with our predecessor company and within the electrical industry.

Nachum Stein, age 58, has been Co-Chairman of the Board of the company since January 1999. He founded and is currently Chairman and Chief Executive Officer of American European Group and its subsidiaries, an insurance holding company. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the company.

Nominees for Election for Terms Expiring in 2009

Denis E. Springer, age 61, joined our Board of Directors in April 2007. Mr. Springer retired as Senior Vice President and Chief Financial Officer of Burlington Northern Santa Fe Corporation (NYSE:BNI) in 1999, which position he held since 1995. Since his retirement, Mr. Springer has been a private investor, has performed advisory services and has taught strategic management at the university level. Mr. Springer currently serves as a trustee of Aston Funds, a family of mutual funds headquartered in Chicago. He is a member of Financial Executives International, the American Institute of Certified Public Accountants, and the Illinois CPA Society.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2008

Shmuel D. Levinson, age 33, has been a director of the Company since March 2005. Since 1996, he has been the principal in his family business, a commercial and residential real estate development company, as well as for Trapeeze Inc., a real estate investment company. Mr. Levinson is currently the Managing Director of Levinson Capital Management LLC, a private equity investment fund. Mr. Levinson is a director of Optician Medical Inc., a medical device manufacturer located in Columbus, Ohio, Canary Wharf Group PLC, a real estate development and investment group, and Songbird Estates PLC, a real estate investment company. Mr. Levinson’s wife is Mr. Bistricer’s niece.

James G. London, age 59, has been a director of the Company since March 2005. From 1994 to 2002, he was the President of the Wire & Cable Division of Anixter International Inc., a communications, wire and cable distributor. Prior to that time, Mr. London held various management positions with Anixter International Inc. Mr. London retired in 2002 after a 26-year career with Anixter International Inc.

Directors Whose Terms Expire in 2009

David Bistricer, age 57, has been Co-Chairman of the Board of the Company since January 1999. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the Company in 2000. Since 1995, Mr. Bistricer has been the managing member of Berkshire Capital LLC, a real estate investment firm operating in New York and New Jersey. Mr. Bistricer’s niece is Mr. Levinson’s wife

Messrs. Bistricer and Stein are experienced investors in real estate and other business ventures and have from time to time been involved in civil and administrative litigation regarding their business activities.

CORPORATE GOVERNANCE

Overview

In General	Our Board of Directors adopted corporate governance policies We have adopted Corporate Governance Guidelines covering issues such as director qualification standards, including independence and director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, directors’ service on other boards, director executive sessions and director interaction with external audiences. We also adopted a Code of Business Conduct and Ethics and charters for each of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The full text of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and each committee charter, is available on the Company’s website located at www.colemancable.com. You can view and print our Corporate Governance Guidelines, Code of Business Conduct and Ethics and committee charters by accessing our website, then clicking on ‘Investors‘, then ‘Corporate Governance‘, and then on ‘Committees and Charters‘. In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the committee charters by contacting our Secretary:

Telephone (847) 672-2300
Facsimile (847) 689-1192
e-mail info@coleman-cable.com

Non-Management Director Meetings	If the Chairman is not independent, a lead director may be designated by a majority vote of the independent directors. The lead director has the authority to call meetings of the independent directors or executive sessions of non-management directors. The lead director presides at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management directors. The lead director also serves as a liaison between the Chairman and the independent directors as required. The independent directors may delegate additional duties to the lead director as appropriate. If the Chairman is independent, he shall perform the duties of the lead director.
Other Corporate Governance Highlights
• Within one year of the listing of our common stock on NASDAQ, only non-employee independent directors will serve on our Audit, Compensation and Nominating and Corporate Governance Committees and a majority of our board will be composed of independent directors.

• Our Audit Committee appointments, determines the compensation of and oversees over the work of, our independent auditors. It also has the authority to retain outside advisors.

• Our Compensation Committee has the authority to retain independent advisors. Our Compensation Committee evaluates the performance of the Chief Executive Officer based on corporate goals and objectives and recommends his compensation level based on this evaluation. The Board approves the Chief Executive Officer’s compensation. The Compensation Committee reviews the Chief Executive Officer’s proposal relevant to the compensation of the Company’s other executive officers and makes a recommendation on the amount of compensation that should be paid to them based on this review to the Board for their final determination and approval.

• Our Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Code of Business Conduct and Ethics addresses, among other things, related person transactions, disclosure, legal compliance, insider trading and protection and proper use of Company assets.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met nine times during 2006. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held during the year ended December 31, 2006.

Director Independence

The Board has determined that James G. London and Denis E. Springer are independent directors under the listing standards of the NASDAQ. Pursuant to the applicable NASDAQ rules, we intend to appoint additional independent directors (as defined under the NASDAQ rules) within one year of the listing of our common stock on NASDAQ. In making its determination of independence, the Board determined that no material relationships existed between the Company and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company.

The Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which, within one year of the listing of our common stock on NASDAQ, will consist exclusively of members who qualify as independent directors under the applicable requirements of NASDAQ.

The Audit Committee	Within one year of the listing of our common stock on NASDAQ, the Audit Committee will be composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards.
The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of NASDAQ. The Board has determined that Denis E. Springer is an ‘‘audit committee financial expert,” as that term is defined under 401(h) of Regulation S-K.
The Audit Committee monitors (1) the integrity of the financial statements of the Company; (2) the independent public accountant’s qualifications and independence; and (3) the performance of the Company’s independent public accountants.
The Audit Committee is comprised of Denis E. Springer, Shmuel D. Levinson, and James G. London. Mr. Springer has agreed to serve as chairman of the Audit Committee. This Committee was formed in December 2006, and did not meet in 2006.
The Compensation Committee	Within one year of the listing of our common stock on NASDAQ, the Compensation Committee will be composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards.
The Compensation Committee has responsibility for (1) discharging the Board’s responsibilities relating to compensation of the Company’s executives; and (2) reviewing and approving an annual report of the Compensation Committee required by the Securities and Exchange Commission to be included in the Company’s annual meeting proxy statement.
The Compensation Committee is comprised of David Bistricer and James G. London. This Committee was formed in December 2006, and did not meet in 2006.
The Nominating and Corporate Governance Committee	Within one year of the listing of our common stock on Nasdaq, the Nominating and Corporate Governance Committee will composed entirely of directors who are independent of the Company and its management, as defined by Nasdaq listing standards.
The responsibilities of the Nominating and Corporate Governance Committee include (1) the identification of individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; and (2) developing and recommending to the Board the Corporate Governance Guidelines and the Code of Business Conduct and Ethics applicable to the Company.
The Nominating and Corporate Governance Committee is comprised of Nachum Stein, Denis E. Springer, and James G. London. This Committee was formed in December 2006, and did not meet in 2006.

How are Directors Nominated?

In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The

Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that will enhance the Board’s ability to serve the long-term interests of the shareholders. Further, the Nominating and Corporate Governance Committee seeks candidates who are committed to representing the long-term interests of the shareholders. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders meeting, that shareholder must comply with Section 2.8 of the Company’s By-Laws, which requires written notice to be given (i) with respect to an election of directors to be held at the annual meeting of shareholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which such notice of the special meeting was first mailed to the shareholders or public disclosure of the date of the special meeting was first made, whichever first occurs. This time period has passed with respect to the 2007 Annual Meeting of Shareholders. With respect to the 2008 Annual Meeting of Shareholders, the Company must receive such written notice on or prior to December 11, 2007. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on the Company’s books, of the shareholder proposing such business;

•	the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder;

•	any material interest of the shareholder in such business; and

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of an entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

What is our Related Party Transactions Approval Policy and What Procedures Do We Use To Implement It?

Our Audit Committee charter, adopted on December 12, 2006, provides that the Audit Committee shall review and appraise the fairness of related party transactions.

Our Chief Financial Officer will identify related person transactions requiring Audit Committee review pursuant to our Audit Committee charter from transactions that are:

•	disclosed in director and officer questionnaires;

•	reported directly by the related person or by another employee of the Company; or

•	identified from accounting records based on a list of related persons.

If the Company has a related person transaction that requires Audit Committee approval in accordance with the policies set forth in our Audit Committee charter, we will either seek that approval before we enter the transaction or, if that timing is not practical, we will ask the Audit Committee to ratify the transaction.

In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following items, among others:

•	the related person’s relationship to the company and interest in the transaction;

•	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;

•	the benefits to the company of the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;

•	whether a transaction has the potential to impair director independence; and

•	whether the transaction constitutes a conflict of interest.

What Related Person Transactions Do We Have?

On September 4, 2006 our Board of Directors approved a payment to director Shmuel D. Levinson of $750,000 in cash and 37,500 shares of our common stock for additional services rendered to us in connection with the exploration and development of strategic alternatives and certain other matters. Mr. Levinson received this payment on September 22, 2006.

On October 11, 2006, the Company consummated a private placement in which we sold 8,400,000 shares of our common stock at a sale price of $15.00 per share. We received net proceeds of approximately $114.8 million (after the purchaser’s discount, placement fees and other offering expenses). We used approximately $61.4 million of the net proceeds to purchase and retire 4,400,003 shares from our existing shareholders. Of the remaining net proceeds of approximately $53.4 million, we used (i) approximately $52.8 million to repay substantially all of the indebtedness then outstanding under our credit facility and (ii) the remaining $0.6 million for working capital and general corporate purposes. As a result of our sale of 8,400,000 shares, and the repurchase of 4,400,003 shares, the private placement increased the number of our outstanding shares by 3,999,997.

Director Arrangements

David Bistricer and Nachum Stein each have a consulting agreement with the Company in which they agree, in addition to their service as directors of the Company, to provide advice and counsel on business planning and strategy, including advice on potential acquisitions. These services include monitoring mergers and acquisition activity, identifying potential acquisition targets, advising on the structure of potential transactions and providing negotiating assistance. They will provide reports to our Board of Directors regarding these activities. Pursuant to these agreements, and for their service as directors, we paid each of Messrs. Bistricer and Stein an annual fee of $37,500 in 2003 and $37,500 for the first nine months of 2004. Effective October 1, 2004, we entered into new consulting agreements with Messrs. Bistricer and Stein, paying each of them $62,500 for the remainder of 2004, $250,000 in 2005 and $125,000 for the first six months of

2006. For the year beginning July 1, 2006, Messrs. Bistricer and Stein will receive $175,000 for their service as consultants and each was paid $87,500 of this amount for the six months ended December 31, 2006.

Their consulting agreements provide for one year terms, to be automatically renewed from year to year subject to termination by either party upon 30-days written notice. The agreements may also be terminated for “Cause,” which is defined in the agreements as “any act of dishonesty, any gross carelessness or misconduct, or any unjustifiable neglect or failure to perform your duties under this Agreement, which neglect or failure is not corrected within thirty (30) days after written notice.” The agreements further provide that they shall automatically terminate, without notice, upon the death or permanent disability of the consultant.

Lease for Corporate Headquarters

Effective July 2004, the Company entered into an operating lease with a third party lessor for our corporate headquarters facility in Waukegan, Illinois. In the third quarter of 2005, HQ2 Properties, LLC acquired the real estate covered by the lease and, pursuant to an assignment and assumption of lease agreement, dated as of August 15, 2005, became the landlord under the lease. In addition, pursuant to a first amendment to the lease, dated as of August 15, 2005, by and between HQ2 Properties, LLC and the Company, the term of the lease was extended by one year. The equity ownership of HQ2 Properties, LLC is substantially similar to our equity ownership prior to our 2006 private placement. Specifically, three of our directors (Messrs. David Bistricer, Stein and Yetman) and each of our executive officers is an equity owner of HQ2 Properties, LLC.

Our lease, as amended, expires on September 30, 2015, although we have the option to renew the lease for up to two additional five-year periods. The rent payable under the lease consists of base rent, which was approximately $347,000 in the first year and escalates to approximately $444,000 in 2015 each calculated pursuant to the terms of the lease. We paid $148,000 in 2005 and $359,000 in 2006 pursuant to the lease.

Shareholders Agreement

Shareholders holding approximately 50% of our shares as of the date of this proxy are parties to a shareholders agreement, which we refer to as the “shareholders agreement.” Shareholders subject to the shareholders agreement are G. Gary Yetman, Richard N. Burger, Jeffrey D. Johnston, Nachum Stein, National Society for Hebrew Day Schools, Mr. Stein’s children and their spouses, certain in-laws of Mr. Stein and various trusts for the respective benefit of David Bistricer, Mr. Bistricer’s father, Nachum Stein and certain of Mr. Stein’s in-laws.

Right of First Refusal

In the event that any shareholder subject to the shareholders agreement desires to sell shares of our common stock to a third party, the other shareholders subject to the shareholders agreement have the right to offer to purchase such shares on the same terms prior to any such sale. If the other shareholders subject to the shareholders agreement do not elect to purchase such shares (or elect to purchase less than all of the shares to be transferred), then the shareholder may sell the shares to a third party on the same terms.

Registration Rights

We granted those shareholders who are a party to the shareholders agreement incidental, or “piggyback,” registration rights with respect to their shares of our common stock. As a result, the shares held by shareholders subject to the shareholders agreement were included in the Company’s resale registration statement which became effective on February 28, 2007.

Amendment

Subject to certain exceptions, the shareholders agreement may be amended only with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Termination

The shareholders agreement shall remain in full force and effect in accordance with its terms until its seventh anniversary, although it may be terminated earlier with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Tax Matters Agreement

On September 30, 2006, the Company entered into a Tax Matters Agreement with our existing shareholders as of October 10, 2006 that provides for, among other things, the indemnification of these shareholders for any increase in their tax liability, including interest and penalties, and reimbursement of their expenses (including attorneys’ fees) related to the period prior to the Company’s conversion to a C corporation, including any charges as a result of the IRS examination. On April 24, 2006, the IRS issued a Notice of Proposed Adjustment claiming that we were not entitled to tax deductions in connection with our prepayment of certain management fees and our payment of certain factoring costs to CCI Enterprises, Inc., our wholly-owned subsidiary. As a result of its findings, the IRS recommended an increase in our taxable income for 2002 of $5.2 million, a decrease in taxable income for 2003 of $1.6 million, and an increase in taxable income for 2004 of $0.5 million. Due to the nature of the transactions during 2005 that effectively reversed the impact of the challenged tax deductions, even if our appeal of the IRS findings is unsuccessful, our only remaining obligation will be to indemnify our current shareholders for the interest that accrued on the increase in our taxable income for 2002, 2003 and 2004, together with their expenses (including attorneys’ fees) incurred in connection with the audit pursuant to the Tax Matters Agreement. We believe that the ultimate outcome of our appeal of the IRS findings will not result in a material adverse effect on our financial position, results of operations or cash flows. The Company accrued estimated costs of $0.5 million in the fourth quarter of 2006 relating to the IRS examination but the Company cannot guarantee that the actual payments related to this matter will not exceed this amount, and the Company does not believe that these indemnification payments will result in a material adverse effect on the Company’s financial position, results of operations or cash flows.

Did Our Insiders Comply with Section 16(a) Beneficial Ownership Reporting in 2006?

Our executive officers and directors were not subject to Section 16(s) reporting in 2006. They became subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, on February 28, 2007.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

How Much Stock is Owned By Directors and Executive Officers?

The following table shows our common shares owned directly or indirectly by our directors and executive officers as of March 28, 2007.

	Number of
Name	Shares	Percent

Directors and Executive Officers:
David Bistricer(1)(2)(3)	1,782,536	10.6%
Richard N. Burger	420,800	2.5
Jeffrey D. Johnston	258,857	1.5
Shmuel D. Levinson	—	0.0
James G. London	—	0.0
Denis E. Springer	—	0.0
Nachum Stein(4)(5)	3,565,066	21.2
G. Gary Yetman	539,600	3.2
All directors and executive officers as a group	6,604,359	39.3%

(1)	Mr. David Bistricer’s address is: 4611 12th Avenue, Brooklyn, New York 11219.

(2)	Mr. David Bistricer and Mr. Moric Bistricer each may be deemed to beneficially own 1,782,536 shares. Mr. David Bistricer is the son of Mr. Moric Bistricer and they do not share a household. Accordingly, Mr. David Bistricer is not deemed to be the beneficial owner of Mr. Moric Bistricer’s shares.

(3)	Includes 1,782,536 shares held by The DB 2006 Trust, for the benefit of family members, as to which Mr. David Bistricer disclaims beneficial ownership.

(4)	The 2,418,110 shares beneficially owned by Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, each a brother-in-law of Nachum Stein, are subject to a voting trust agreement pursuant to which Mr. Stein has the right to vote, but not the right to dispose of, these shares. In addition, Mr. Stein has informal agreements to vote 111,643 shares, as well as the right to vote 218,541 shares pursuant to agreements with certain family members who hold the shares through a nominee. Although the beneficial ownership of these shares is attributable to Mr. Stein, and for the purposes of this table such shares are included in the number of shares beneficially owned by him, Mr. Stein disclaims beneficial ownership of these shares. Mr. Stein’s address is: Nachum Stein, c/o American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022. The address for Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld is: c/o Nachum Stein, American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022.

(5)	Includes 408,386 shares held by The N & F Trust 766, for the benefit of family members, as to which Mr. Stein disclaims beneficial ownership.

Which Shareholders own at least 5% of our Common Shares?

The following table shows all persons we know to be direct or indirect owners of at least 5% of our common shares as of March 28, 2007, except as otherwise noted.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Class

5% Shareholders:
Moric Bistricer(1)(3)(4)	1,782,536	10.6
Alexander Hasenfeld(2)(5)	887,710	5.3
Ephraim Hasenfeld(2)(6)	765,200	4.6
Hertz Hasenfeld(2)(7)	765,200	4.6
The DB 2006 Trust(8)(12)	1,782,536	10.6
The N & F Trust 766(9)(12)	408,386	2.4
The MB 2006 Trust(10)(12)	1,782,536	10.6
The A & Z Hasenfeld Trust(11)(12)	443,855	2.6
Steven A. Cohen(13)	886,400	5.3
Jana Partners LLC(14)	1,150,000	6.9

(1)	Mr. David Bistricer and Mr. Moric Bistricer each may be deemed to beneficially own 1,782,536 shares. Mr. David Bistricer is the son of Mr. Moric Bistricer and they do not share a household. Accordingly, Mr. David Bistricer is not deemed to be the beneficial owner of Mr. Moric Bistricer’s shares.

(2)	The 2,418,110 shares beneficially owned by Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, each a brother-in-law of Nachum Stein, are subject to a voting trust agreement pursuant to which Mr. Stein has the right to vote, but not the right to dispose of, these shares. In addition, Mr. Stein has informal agreements to vote 111,643 shares, as well as the right to vote 218,541 shares pursuant to agreements with certain family members who hold the shares through a nominee. Although the beneficial ownership of these shares is attributable to Mr. Stein, and for the purposes of this table such shares are included in the number of shares beneficially owned by him, Mr. Stein disclaims beneficial ownership of these shares. Mr. Stein’s address is: Nachum Stein, c/o American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022. The address for Messrs. A. Hasenfeld, E. Hasenfeld and H.

Hasenfeld is: c/o Nachum Stein, American European Group, 444 Madison Avenue, Suite 501, New York, New York 10022.

(3)	Mr. Moric Bistricer’s address is: c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(4)	Includes 1,782,536 shares held by The MB 2006 Trust, for the benefit of family members, as to which Mr. Moric Bistricer disclaims beneficial ownership.

(5)	Includes 443,855 shares held by The A & Z Hasenfeld Trust, for the benefit of family members, as to which Mr. A. Hasenfeld disclaims beneficial ownership.

(6)	Includes 252,516 shares held by The Ephraim Hasenfeld Trust, for the benefit of family members, as to which Mr. E. Hasenfeld disclaims beneficial ownership.

(7)	Includes 252,516 shares held by The Hertz & Libby Hasenfeld Trust, for the benefit of family members, as to which Mr. H. Hasenfeld disclaims beneficial ownership.

(8)	Ester Bistricer, wife of David Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The DB 2006 Trust, and a majority of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The DB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(9)	Feige Stein, wife of Nachum Stein, and Norman Dick are the trustees of The N & F Trust 766, and both of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The N & F Trust 766 is c/o Feige Stein, 1675 52nd Street, Brooklyn, New York 11204.

(10)	Elsa Bistricer, wife of Moric Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of the MB 2006 Trust, and a majority of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The MB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(11)	Zissy Hasenfeld and Norman Dick are the trustees of The A & Z Hasenfeld Trust, and both of the trustees, acting together, have the powers to vote and to dispose or direct the vote and disposition of the reported shares. The address of The A & Z Hasenfeld Trust is c/o Zissy Hasenfeld, 1655 48th Street, Brooklyn, New York 11204.

(12)	The DB 2006 Trust, The N & F Trust 766, The MB 2006 Trust and The A & Z Hasenfeld Trust purchased their shares on September 11, 2006 at a price of $11.09 per share as determined by an independent valuation expert.

(13)	As of March 16, 2007, based on a Schedule 13G filed jointly by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC, Sigma Management, LLC and Mr. Cohen. According to such Schedule 13G, Mr. Cohen has shared power to vote and to dispose or direct the vote and disposition of 886,400 shares. The address of Mr. Cohen’s principal business office is 72 Cummings Point Road, Stamford, Connecticut 06902.

(14)	As of March 19, 2007, based on a Schedule 13G filed by Jana Partners, LLC. According to such Schedule 13G, Jana Partners has power to vote and to dispose or direct the vote and disposition of 1,150,000 shares. The address of Jana Partners principal business office is 200 Park Avenue, Suite 3300, New York, New York 10166.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Goals of our Compensation Program

We provide a total compensation package for our executive officers, who we refer to as our “named executive officers,” that we believe, is designed to fairly compensate them and to enhance shareholder value. We have disclosed the compensation package for our named executive officers in the summary compensation table and related tables below. We have structured our compensation packages to motivate our named executive officers to achieve the company’s business objectives and to align their interests with the interests of our shareholders. Specifically, our compensation program is designed to achieve the following objectives:

•	Attract and retain excellent executives, with established records of success, who are appropriate for the company’s needs in light of the competitive realities of the marketplace in our industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to the company’s success;

•	Motivate the executives to increase shareholder value through the use of options; and

•	Tie compensation to corporate and individual performance, including achievement of measurable corporate and individual performance objectives.

We also seek to reward both leadership and teamwork. And, we reward initiative in identifying and pursuing opportunities, such as potential acquisition opportunities, and responding effectively to unanticipated situations.

We use various elements of compensation to reward specific types of performance. Our employment agreements for each of our named executive officers determine the salary of each officer, which provides the basic level of compensation for performing the job expected of them. We use cash bonus awards as an incentive that provides a timely reward for attainment of exemplary corporate and individual performance in a particular period. We use stock options to provide a long-term incentive, which adds value to compensation packages if the value of our common stock rises and aligns the interests of our executives with those of our shareholders.

We revised our compensation program in the fall of 2006 in contemplation of the private placement of shares of our common stock that occurred in October 2006 and our contemplated listing on NASDAQ.

Elements of our Compensation Program

Our total compensation package for named executive officers consists of the following components: salary, bonus, options, perquisites and other personal benefits and retirement. Each element of compensation is considered separately and we do not generally take into account amounts realized from prior compensation in establishing other elements of compensation. Our goal is to provide a total compensation package that we believe our named executive officers and our shareholders will view as fair and equitable. We consider the pay of each named executive officer relative to each other named executive officer so that the total compensation program is consistent for our executives. This is not a mechanical process, and our Board of Directors has used its judgment and experience and worked with our Chief Executive Officer to determine the appropriate mix of compensation for each individual.

Salary — Each named executive officer’s employment agreement determines his salary, which varies with the scope of his respective responsibilities. For the first eight months of 2006, each of our executive officers worked pursuant to an employment agreement entered on December 30, 1999. Those agreements were designed to meet the needs of a company whose stock was not listed for trading on an exchange such as NASDAQ. On September 1, 2006, we entered into amended and restated employment agreements with each of our named executive officers in contemplation of our becoming a company with a class of stock that is traded on NASDAQ and registered with the Securities and Exchange Commission. These agreements provided for an annual base salary of $550,000 for G. Gary Yetman, $375,000 for Richard N. Burger and $300,000 for Jeffrey D. Johnston. Each agreement provides for automatic annual raises equal to the percentage increase in the Chicago-area Consumer Price Index as reported by the U.S. Department of Labor. In addition, our Board of Directors may, in its discretion, grant salary raises based on merit. We believe that the annual salary must be competitive with the market with respect to the skills and experience that are necessary to meet the requirements of the named executive officer’s position with us.

Bonus — The employment agreement in effect for each named executive officer provides for the possibility of a cash performance bonus in an amount up to 100% of his base salary, as determined by our

Board of Directors based upon the attainment of performance goals conveyed to the officer. The compensation committee has the discretion to increase the cash performance bonus for any year.

Options — On October 9, 2006, our Board of Directors adopted, with shareholder approval, a stock incentive plan that provides for the granting of options to purchase 1,650,000 shares of our common stock. On October 11, 2006, options to purchase 405,000 shares were awarded to G. Gary Yetman (230,000 shares); Richard N. Burger (115,000 shares); Jeffrey D. Johnston (60,000 shares) and, on October 10, 2006, options to purchase 420,000 shares were granted to other employees of the company. One third of the 825,000 options issued to the employees will vest at the end of each of the first three anniversaries of the date of grant. The options will expire ten years after the date of grant and will be exercisable at a price per share equal to the fair market value on the date of grant. The exercise price of these options was the price at which common stock was sold in our private placement on October 11, 2006.

We award options to align the interests of our executives with the interests of our shareholders by having the realizable value depend on an increase of our stock price. We believe this will motivate our officers to return value to shareholders through future appreciation of our stock price. The options provide a long-term incentive because they vest over a period of time and remain outstanding for ten years, encouraging executives to focus energies on long-term corporate performance. The vesting requirements are designed to encourage retention of our officers.

We have additional shares authorized under our stock incentive plan for future awards at the discretion of our compensation committee. We anticipate establishing a regular schedule for granting future options but we have not yet done so. It is our intention to base the exercise price of options on the stock price on the grant date of that option.

Perquisites and Other Personal Benefits — We provide each of our executive officers with perquisites and other personal benefits such as a car allowance, club memberships, tax planning advice, and life and disability insurance. Also, our named executive officers are permitted to contribute up to 5% of their salary to a 401(K) plan, subject to limitations established by law, and we match 50% of such contributions. This benefit is available to all full-time employees. We consider this matching contribution feature an important aspect of our compensation program because it is our only retirement program for our named executive officers. In addition, we provide the same or comparable health and welfare benefits to our named executive officers as are available for all other full-time employees. We believe that the perquisites and other personal benefits that we offer are typical employee benefits for high-level executives working in our industry and in our geographic area. We believe that these benefits overly enhance employee morale and performance, and are not too costly to the company. We provide these benefits in our discretion. Our perquisite and personal benefit programs may change over time as the compensation committee determines is appropriate.

Retirement Benefits — Our named executive officers do not participate in any deferred benefit retirement plans such as a pension plan. We do not have any deferred compensation program. As noted above, our named executive officers are eligible for a 401(K) plan, and we match those contributions as described in “Perquisites and Other Personal Benefits.” The 401(K) plan and our matching contributions are designed to encourage our named executive officers and other employees to save for their retirement.

Performance Awards

Our bonus program is the most significant way in which we tie compensation to recent performance for our company. Under our employment agreements, our named executive officers are entitled to cash bonuses of up to 100% of their base salary, as determined by our Board of Directors, based upon the attainment of employment goals conveyed to that executive. In 2006, the Board of Directors established a performance target of approximately $29 million of operating income. This target was recommended by our Chief Executive Officer because it represented an approximately 3% increase in operating income from 2005. We applied this target to all employees eligible to receive bonuses on a channel and segment basis, not only to the named executive officers. After the Board of Directors approved this target in the first quarter of 2006, our Chief Executive Officer communicated it to the other named executive officers and eligible employees. After 2006 ended, the compensation committee, together with the Board of Directors, met and determined that the goal had been exceeded. Therefore, the compensation committee, together with the Board of Directors, used its discretion to award bonuses to the named executive officers at the full 100% of base salary level, as contemplated by their employment agreements. We calculated these bonuses using the salary that was in effect under the prior employment agreements for the first eight months of 2006, and the salary that was in effect under the amended and restated employment agreements for the last four months of 2006 so that the bonuses reflected up to 100% of actual salary for 2006. This resulted in bonus payments of $402,000 for G. Gary Yetman, $257,400 for Richard N. Burger and $145,552 for Jeffrey D. Johnston. Because the performance target had been exceeded and based on their individual performances of the named executive officers, the Board of Directors also exercised its discretion, as contemplated by the employment agreements, to provide additional bonuses of $25,000 for each of G. Gary Yetman, Richard N. Burger and Jeffrey D. Johnston.

Our Compensation Process

In 2006 our stock was not listed for trading on any stock exchange and the compensation of our named executive officers was determined by our full Board of Directors. Our Chief Executive Officer presented compensation proposals for himself and for the other named executive officers to the Board of Directors and negotiated these compensation packages with the Board of Directors. As a director, our Chief Executive Officer participated in the compensation decisions made by the Board of Directors for 2006.

We now have a Compensation Committee which will make the compensation decisions for our named executive officers for 2007 and beyond. The Compensation Committee consists of Messrs. Bistricer and London. The board has determined that Mr. London is an independent director. We anticipate adding a third member to our Compensation Committee within 90 days of our listing on NASDAQ. Neither the Chief Executive Officer nor any other officer of the company is a member of the Compensation Committee. Mr. Bistricer will step off the committee within one year of the listing of our common stock on NASDAQ.

The Compensation Committee will review and approve corporate goals and objectives against which it will evaluate our Chief Executive Officer and will evaluate the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee, together with the board, will determine and approve the Chief Executive Officer’s compensation level based on this evaluation. To accomplish this, the Compensation Committee will make a recommendation on the Chief Executive Officer’s compensation level to the board for its final determination and approval. The Chief Executive Officer may not be present during this discussion. Our Compensation Committee charter provides that the goals and objectives for the Chief Executive Officer should consist of objective criteria, including goals for performance of the business, the accomplishment of long-term strategic objectives and the development of management. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee charter provides that the Compensation Committee should consider, among other things, our performance and shareholder returns as compared to similar companies, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to our Chief Executive Officer in past years.

The Compensation Committee will review the Chief Executive Officer’s proposal relevant to the compensation of our other executive officers and will make a recommendation to the board on the amount of compensation that should be paid to them. The Chief Executive Officer may be present during these discussions but may not vote.

We do not formally benchmark our compensation against any peer group. However, we informally consider competitive market practices with respect to the salaries and total compensation of our named executive officers. We review the market practices by reviewing annual reports on Form 10-K or similar information of other companies in the electric wire and cable products industry and news reports regarding companies with net revenues between $250 million and $500 million that are headquartered in our general geographic area. However, while we reviewed such market information, it was only one factor we considered in establishing compensation, and we did not make use of any formula incorporating such data.

Generally, in determining whether to increase or decrease compensation to our named executive officers, we take into account any changes, of which we are aware, in the market pay levels, the performance of the executive officer, any increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer’s experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization.

When making compensation decisions for 2006, the Board of Directors evaluated the performance of our Chief Executive Officer and took this evaluation into consideration when approving his compensation package. With respect to the other named executive officers, the Chief Executive Officer evaluated their performance and, based on this evaluation, made recommendations to the Board of Directors with respect to compensation decisions. When we amended and restated the employment agreements of our named executive officers in 2006, in addition to reviewing market compensation information as described above, we considered the prior pay levels of our named executive officers, the additional responsibilities expected for these officers and the importance of these individuals to our success.

Our directors are eligible to receive compensation for service as a director. In light of our transition to a company with a class of stock traded on NASDAQ and registered with the Securities and Exchange Commission, our Chief Executive Officer elected to waive any director payment in 2006, as well as additional payments for appearing at board and committee meetings. We anticipate that when the Compensation Committee, together with the Board of Directors, determines his base salary for 2007, they will take into account that our Chief Executive Officer no longer receives board fees and will factor an adjustment for such fees into his salary and may amend his employment agreement to reflect this.

We have not hired a compensation consultant with respect to our 2006 compensation. The Compensation Committee has the right to hire a compensation consultant in the future, but it has not yet made any decisions to do so.

Change in Control

Under our employment agreements, a named executive officer receives a payment and accelerated vesting of his or her options only if there is a change in control and if he or she terminates employment with the company. We believe this so-called “double trigger,” by requiring both the change of control and a termination to occur, maximizes shareholder value because it prevents an unintended windfall for management in the event of a friendly change in control.

Stock Ownership Guidelines

We have not implemented any stock ownership requirements for named executive officers. Prior to listing on NASDAQ, the market for our stock largely has been limited and shareholder agreements placed limits on a shareholder’s ability to transfer stock. We will continue to periodically re-evaluate whether it would be appropriate for us to implement stock ownership requirements for our named executive officers. As noted above, we have issued options to our named executive officers, and have an incentive plan in place pursuant to which more options can be issued in the future, which we believe allows management to own equity in the company and accordingly to align their interest with those of other shareholders.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers in the year the compensation becomes ordinarily deductible to the company. Because we did not have a class of stock that was traded on a securities exchange in 2006, Section 162(m) did not affect the deductibility of our 2006 compensation, but it could do so in the future when our stock becomes so traded. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

While deductibility of compensation is preferred, achieving the compensation objectives set forth above may, in certain situations, be more important than the benefit of tax deductibility. We reserve the right, therefore, to maintain flexibility in how we compensate our executive officers and, as a result, certain amounts of compensation may not be deductible from time to time.

Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised, less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and this proxy statement.

The foregoing report has been approved by all members of the Committee.

David Bistricer
James G. London

Summary Compensation Table

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus(1)	Awards(2)	Compensation(1)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

G. Gary Yetman,	2006	$506,571	$25,000	$252,163	$402,000	$46,416	$1,232,150
President and Chief Executive Officer
Richard N. Burger,	2006	$351,071	$25,000	$126,082	$257,400	$28,256	$787,809
Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Jeffrey D. Johnston,	2006	$296,799	$25,000	$65,782	$145,552	$25,826	$558,959
Senior Vice President, Operations and Assistant Secretary

(1)	We awarded these bonuses and non-equity incentive plan compensation with respect to 2006 compensation, but we calculated and paid these amounts in 2007.

(2)	This column discloses the dollar amount recognized for financial reporting purposes with respect to fiscal year 2006 in accordance with FAS 123(R). For all assumptions used in the valuation, see “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables — Stock Incentive Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our annual report on Form 10-K filed on March 20, 2007. Additional detail regarding the 2006 awards is provided in the Grant of Plan-Based Award Table.

(3)	All Other Compensation includes the following:

				Tax	Life and	401(K)
		Car	Club	Planning	Disability	Matching
Name	Year	Allowance	Memberships	Advice	Insurance	Contributions	Total

G. Gary Yetman	2006	$10,477	$12,000	$6,535	$8,604	$8,800	$46,416
Richard N. Burger	2006	$7,248	—	$6,535	$5,673	$8,800	$28,256
Jeffrey D. Johnston	2006	$5,166	—	$6,535	$5,325	$8,800	$25,826

We lease automobiles for Mr. Yetman and Mr. Burger. Personal use is based on the gross capitalized cost determined at the time of the lease multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline.

Mr. Johnston receives a car allowance. Personal use of his automobile is based on the allowance received multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline.

Grants of Plan-Based Awards

				All Other
				Option Awards:
		Estimated Future Payouts		Number of
		Under Non-Equity		Securities	Exercise or
		Incentive Plan Awards(1)		Underlying	Base Price of	Grant Date Fair
		Threshold	Maximum	Options	Option Awards	Value of Stock and
Name	Grant Date	($)	($)	(#)(2)	($/Sh)	Option Awards(3)

G. Gary Yetman	2/14/2007	$0	$402,000
	10/11/2006			230,000	$15	$1,860,700
Richard N. Burger	2/14/2007	$0	$257,400
	10/11/2006			115,000	$15	$930,350
Jeffrey D. Johnston	2/14/2007	$0	$145,522
	10/11/2006			60,000	$15	$485,400

(1)	Under our employment agreements, our named executive officers are entitled to cash bonuses up to 100% of their base salary, as determined by our Board of Directors, based upon the attainment of employment goals conveyed to that executive. In 2006, the Board of Directors established a performance target of approximately $29 million of operating income. Further information about the performance awards is contained in “Compensation Discussion and Analysis-Performance Awards.” While the annual base salary of our named executive officers increased since the date of the award, the award was stated in terms of percentage of base salary. Therefore, for the maximum, we disclosed the actual salary earned in 2006, giving effect to the salary increases. The non-equity incentive plan compensation for 2006 was actually calculated at 100% of base salary earned for 2006 and the amounts of such awards are in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)	One-third of the options vest on each of the first, second and third anniversaries of the grant date.

(3)	This column discloses the aggregate grant date fair market value computed in accordance with FAS 123(R). We estimated the fair value of the stock options using the Black Scholes option-pricing model. The fair value of the options when granted was $8.09 per underlying common share, which we will expense over the three-year vesting term of these options. See, “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables — Stock Incentive Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our annual report on Form 10-K filed on March 20, 2007.

Discussion of Summary Compensation and Grant of Plan Based Award Tables

Employment Agreements — Pursuant to their employment agreements, Messrs. Yetman, Burger and Johnston receive an annual CPI-adjusted salary starting at $550,000, $375,000 and $300,000 respectively, plus a bonus of up to 100% of base salary for each year as determined by our Board of Directors based on attainment of performance goals conveyed to the employee. The cash performance bonus may be increased in any year in the discretion of the Board of Directors or an appropriate board committee. Mr. Yetman also receives term life insurance in an amount not less than $1,000,000, health and country club memberships and the right to one director seat on the Board of Directors of the company and each of its affiliates. Each of Messrs. Yetman, Burger and Johnston also receive supplemental disability insurance in an amount equal to the amount they were receiving under their previous employment agreements.

The term of each employment agreement shall be for a rolling three year period such that upon each day of service, each agreement will automatically renew for one additional day, unless terminated by either party.

Stock Incentive Plan — On October 9, 2006, our Board of Directors adopted, with shareholder approval, a stock incentive plan that provides for the granting of options to purchase 1,650,000 shares of our common stock. On October 11, 2006, options to purchase 405,000 shares were awarded to G. Gary Yetman (230,000 shares); Richard N. Burger (115,000 shares); Jeffrey D. Johnston (60,000 shares) and, on October 10, 2006, options to purchase 420,000 shares were granted to other employees of the company. One third of the 825,000 options issued to the employees will vest at the end of each of the first three anniversaries of the date of grant. These options will expire ten years after the date of grant and will be exercisable at a price per share equal to $15.00.

Indemnification Agreements — We have entered into separate indemnification agreements with our directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, we are not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors and officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities
	Underlying Unexercised
	Options	Option Exercise
	Unexercisable(1)	Price	Option
Name	(#)	($)	Expiration Date

G. Gary Yetman	230,000	$15	10/11/2016
Richard N. Burger	115,000	$15	10/11/2016
Jeffrey D. Johnston	60,000	$15	10/11/2016

(1)	Contingent on continued employment, one-third of the options listed in this table become exercisable on 10/11/2007, one-third become exercisable on 10/11/2008 and one-third become exercisable on 10/11/2009. These are the only equity awards outstanding for our named executive officers as of December 31, 2006.

Potential Payments Upon Termination or Change in Control

We may terminate the employment agreements of any of our named executive officers for “Cause,” which is defined as:

•	gross neglect or willful failure to perform duties in all material respects after written demand and 30-days notice from the Board of Directors;

•	a willful and material breach of the agreement by the employee which is not cured within 30 days of notice of said breach;

•	fraud or embezzlement; or

•	the employee’s conviction or entry of a plea of nolo contendere for a crime involving moral turpitude or any other crime materially impairing or materially hindering the employee’s ability to perform his employment duties.

The employees may terminate their employment agreements for “Good Reason,” which is defined as:

•	a reduction in salary or potential for bonus compensation;

•	a significant reduction in responsibilities or duties;

•	a 35 mile relocation of the office where the employee works;

•	a change in control; or

•	other willful failure or willful breach by the company of any material obligations of the agreement if not cured within 30 days of written notice by the employee to the Board of Directors.

Each of the employees must give three months notice to terminate his employment agreement without Good Reason.

If we terminate an employee without Cause or if an employee terminates his employment with Good Reason, the employee shall be entitled to receive, in a lump sum, a payment equal to three times his salary and bonus. His benefits shall continue for 36 months, and any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee. The employee (or his estate) shall be entitled to receive one year’s salary, bonus and benefits in the event of termination because of death or disability.

The employment agreements also contain non-compete provisions that will last for one year; the non-compete clause is not applicable if the company terminates the employee without Cause or the employee terminates his employment for Good Reason or the company fails to make any payment or perform any obligation owed to him under the agreement. In addition, the employment agreements contain a confidentiality clause which is effective for no longer than three and one half years after an employee’s termination.

If we terminate a named executive officer for Cause, the only payments he will receive is accrued salary for the period he has worked. Set forth below is a description of the amounts that we would have paid our named executive officers following a termination, assuming that the relevant trigger event occurred on December 31, 2006.

	Cash		Stock	Medical	Insurance	Health Club
	Severance	Bonus	Options(1)	Continuation	Continuation	Memberships

Richard N. Burger
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,125,000	$1,051,326	—	$43,231	$17,019	—
Death or Disability	$375,000	$350,442	—	$14,410	$5,673	—
Jeffrey D. Johnston
Termination Without Cause or Termination for Good Reason, including a Change in Control	$900,000	$769,500	—	$43,231	$15,114	—
Death or Disability	$300,000	$256,500	—	$14,410	$5,038	—
G. Gary Yetman
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,650,000	$1,522,257	—	$43,231	$25,812	$5,400
Death or Disability	$550,000	$507,119	—	$14,410	$8,604	$1,800

(1)	The options were issued with an exercise price of $15.00 per share, which was the price per share at which we sold common stock in our 2006 Private Placement. Our shares of common stock were not publicly traded in 2006 so we do not have a year end market price upon which to value the options at December 31, 2006. We have assumed that there was no appreciation in our stock price between the grant date and December 31, 2006.

Director Compensation

The following information sets forth the compensation paid to our directors during the year ended December 31, 2006.

	Fees Earned or	Stock		All Other
	Paid in Cash(1)	Awards		Compensation		Total
Name	($)	($)		($)		($)

David Bistricer	$18,750	—		$212,500		$231,250
Shmuel D. Levinson	$38,000	$530,625	(2)	$750,000	(3)	$1,318,625
James G. London	$38,000	—		—		$38,000
Nachum Stein	$18,750	—		$212,500		$231,250

(1)	Includes retainer fees and board meeting fees accrued for 2006 which will be paid in 2007.

(2)	This column discloses the dollar amount recognized for financial reporting purposes with respect to fiscal year 2006 in accordance with FAS 123(R). The valuation assumption used are comparable to the assumptions described in “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables — Stock Incentive Plan” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our annual report on Form 10-K, modified to reflect an actual share grant as opposed to a future issuance of shares upon the exercise of options. The grant date fair value of this award under FAS 123(R) is $530,625. This stock award represents a grant of 37,500 shares. As of December 31, 2006, there were no options or restricted stock awards outstanding to directors other than as set forth for named executive officers in the Outstanding Equity Awards at Fiscal Year-End table.

(3)	Messrs. Bistricer and Stein also each have a consulting arrangement with us, as described under “Director Arrangements.” Our director, Shmuel D. Levinson, received a payment for additional services as described in “Director Arrangements.”

Our current directors compensation policy provides that non-management directors, except for David Bistricer and Nachum Stein, each receive an annual retainer of $40,000 (which was increased from $35,000) and they will each receive an additional $1,500 for each board and committee meeting they attend. The director serving as chairman of the Audit Committee will receive an annual fee of $10,000 (which was increased from $5,000) and the directors serving as chairman of the Compensation Committee and Nominating and Corporate Governance Committees each will receive an annual fee of $5,000. In addition, each independent director will receive an annual grant of options to purchase 2,500 shares. The exercise price of these options will be the closing price of the stock on the date of grant. These options will vest evenly over three years and will expire in the tenth year from the date of grant. Prior to October 11, 2006, our directors, but not David Bistricer and Nachum Stein, received a $2,500 quarterly fee, $2,500 for each board meeting attended, and $1,500 for each committee meeting attended.

David Bistricer and Nachum Stein each receive $75,000 as compensation for their service as co-chairmen of the Board of Directors, but will not receive additional payment for their attendance at meetings.

All the directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of board duties.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board of Directors, each of whom has been determined by the Board of Directors to be financially literate, as contemplated by the NASDAQ listing standards. As a company recently listed on NASDAQ, the Board has determined that Denis E. Springer is an “audit committee financial expert,” as that term is defined under 401(h) of Regulation S-K. Within one year of the listing of our common stock on NASDAQ, each member of the audit committee will be independent of the Company and its management, within the meaning of the NASDAQ listing standards.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process and the performance, qualification and independence of the Company’s independent auditors, Deloitte & Touche LLP, who we refer to as Deloitte.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, Deloitte and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2006 audited consolidated financial statements with management and with Deloitte. The Audit Committee also reviewed the Company’s internal controls over financial reporting, including controls to prevent and detect fraud.

The Audit Committee has also discussed with Deloitte all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61 (“Communication with Audit Committees”). These discussions included:

•	the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting,

•	methods used to account for significant unusual transactions,

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus,

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates,

•	disagreements with management over the application of accounting principles, of which there were none, the basis for management’s accounting estimates, and disclosures in the financial statements, and

•	any significant audit adjustments, of which there were none, and any significant deficiencies in internal control, of which there were none. The Audit Committee also reviewed all other material written communications between Deloitte and management.

The Audit Committee has also discussed with Deloitte their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the communication required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”).

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management and Deloitte, the Audit Committee recommended to the Board of Directors that the December 31, 2006 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by all members of the Audit Committee.

Shmuel D. Levinson
James G. London

Denis Springer joined the Audit Committee and became Chairman of the Audit Committee in April 2007, after the Company’s December 31, 2006 audited consolidated financial statements were included in the Company’s Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO THE COMPANY’S LONG-TERM INCENTIVE PLAN

General

A proposal will be presented at the Annual Meeting of Shareholders to approve the First Amendment to the Coleman Cable, Inc. Long-Term Incentive Plan, which we refer to as the Plan. The Plan was adopted by the Board of Directors on October 9, 2006 with shareholder approval. The Board approved the First Amendment of the Plan on February 28, 2007, subject to shareholder approval, to expand the class of persons eligible to participate in the Plan. The First Amendment will allow directors of the Company or a subsidiary to participate in the Plan, which shall be in addition to the employees of the Company or a subsidiary who are currently eligible to participate in the Plan. A summary of the material provisions of the Plan, as amended through the First Amendment, is set forth below. A copy of the First Amendment to the Plan is set forth below as Exhibit A, and a copy of the Plan, as amended through the First Amendment, is set forth in Exhibit B. The following general description of certain features of the Plan is qualified in its entirety by reference to the provisions of the Plan set forth in Exhibit B. Unless otherwise indicated, terms used in this summary shall have the meanings set forth in the Plan.

Description of the Plan

Purpose of the Plan

The Plan was established by the Company to:

•	attract and retain persons eligible to participate in the Plan;

•	motivate persons eligible to participate in the Plan, by means of appropriate incentives, to achieve long-range goals;

•	provide incentive compensation opportunities that are competitive with those of other similar companies; and

•	further align the interests of persons eligible to participate in the Plan with those of the Company’s other stockholders through compensation that is based on our common stock.

The Plan promotes the long-term financial interest of the Company and its subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term stockholder return. To achieve these objectives, the Plan permits the Company to grant stock options to all participants in the Plan. Any option granted under the Plan may be either an incentive stock option, which we refer to as an ISO, or a non-qualified stock option, which we refer to as a NQO.

Eligibility and Limits on Awards

Any employee of the Company or a subsidiary, or any director of the Company or a subsidiary, is eligible to receive awards under the Plan. As of December 31, 2006, the Company and its subsidiaries had approximately 845 employees and five directors. The specific employees and directors who will be granted awards under the Plan and the type and amount of any such awards will be determined by the Committee as defined below.

The Plan limits the maximum amount of awards that may be granted to participants. The maximum number of shares of our common stock that may be delivered to participants and their beneficiaries under the Plan is 1,650,000 shares. The maximum number of shares of stock that may be delivered to participants and their beneficiaries with respect to ISOs under the Plan is 1,650,000 shares. The maximum number of shares that may be covered by options granted to any one participant during any one calendar-year period is 500,000 shares.

Administration

The authority to control and manage the operation and administration of the Plan is vested in a committee of the Board, which we refer to as the Committee, which Committee consists solely of two or more members of the Board who are not employees of the Company or any subsidiary. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

The Committee has the authority and discretion to select from among the eligible individuals those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and to amend, cancel, or suspend awards. The Committee has the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any award agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

Shares Reserved for Awards

The maximum number of shares of our common stock that may be delivered under the Plan is 1,650,000 shares. The shares of our common stock with respect to which awards may be made under the Plan are currently authorized but unissued shares or, to the extent permitted by applicable law, shares currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. To the extent provided by the Committee, any award may be settled in cash rather than our common stock. The closing price with respect to our common stock on NASDAQ on April 5, 2007 was $21.00 per share.

The Committee may use shares of our common stock available under the Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

To the extent any shares of our common stock covered by an award are not delivered because the award is forfeited or canceled, or the shares of our common stock are not delivered on an unrestricted basis including, without limitation, by reason of the award being used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the number of shares of our common stock available for delivery under the Plan.

If the exercise price of any option granted under the Plan or any prior plan, or the tax withholding obligation with respect to any award granted under the Plan or any prior plan, is satisfied by tendering shares of our common stock to the Company, only the number of shares of our common stock issued net of the shares of our common stock tendered shall be deemed delivered for purposes of determining the number of shares of our common stock available for delivery under the Plan.

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include:

•	adjustment of the number and kind of shares which may be delivered under the Plan;

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding options; and

•	any other adjustments that the Committee determines to be equitable which may include, without limitation:

•	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction; and

•	cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that the amount of such payment may be the excess of value of the our common stock subject to the option at the time of the transaction over the exercise price.

Stock Options

The Plan permits the granting of stock options. The grant of an option entitles the participant to purchase shares of our common stock at an exercise price established by the Committee or pursuant to a method established by the Committee. Any option granted under the Plan may be either an ISO or an NQO, as determined in the discretion of the Committee.

An option shall become vested and exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee and set forth in the applicable award agreement. In no event, however, shall an option expire later than ten years after the date of its grant.

The exercise price of each option shall be established by the Committee or shall be determined by a method established by the Committee at the time the option is granted; provided, however, that the exercise price of an option shall not be less than 100% of the fair market value of a share of our common stock on the date of grant (or, if greater, the par value of a share of our common stock).

The full exercise price for shares of our common stock purchased upon the exercise of any option shall be paid at the time of such exercise:

•	in cash;

•	by promissory note;

•	by tendering previously acquired shares having an aggregate fair market value as of the day of exercise equal to the full exercise price (provided that the shares that are tendered must have been held by the participant for at least six months prior to the payment date);

•	or by a combination of the three above-mentioned payment methods.

Additionally, the Committee may permit a participant to elect to pay the exercise price by authorizing a broker to sell shares of our common stock acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

Except for either adjustments in connection with a corporate transaction for the purpose of preserving the benefits or potential benefits of the awards, or reductions of the exercise price approved by the Company’s stockholders, the exercise price for any outstanding option may not be decreased after the date of grant, nor may an outstanding option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price.

Transfers

Except as otherwise provided by the Committee and except as designated by the participant by will or by the laws of descent and distribution, awards under the Plan are not transferable.

Change of Control

Subject to the terms of the Plan providing for adjustments in connection with a corporate transaction, the occurrence of a Change of Control, as defined in the applicable award agreement, shall have the effect, if any, with respect to any award as set forth in the applicable award agreement or, to the extent not prohibited by the Plan or the applicable award agreement, as provided by the Committee.

Federal Income Tax Consequences

Nonqualified Stock Options

Under the current tax rules, NQOs granted under the Plan will not be taxable to a participant at grant, but generally will result in taxation at exercise, at which time the participant will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. The Company will be entitled to deduct a corresponding amount as a business expense in the year the participant recognizes this income.

Incentive Stock Options

Under the current tax rules, an employee will generally not recognize ordinary income on receipt or exercise of an ISO so long as he or she has been an employee of the Company or its subsidiaries from the date the ISO was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of our common stock received on exercise of the ISO for one year after the date of exercise (and for two years from the date of grant of the ISO), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, the Company may not deduct any amount in connection with the ISO. If an employee exercises an ISO but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one- and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the Company will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition.

Withholding

The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may:

•	tender a cash payment to the Company;

•	have shares withheld from awards; or

•	tender previously owned shares to the Company to satisfy tax withholding requirements.

Shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Tax Advice

The preceding discussion is based on U.S. income tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Plan. A participant may also be subject to state and local income taxes in connection with the grant of awards under the Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Other Information

The Plan became effective on October 5, 2006, and, subject to the right of the Board to amend or terminate the Plan, will remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted under the Plan after the ten-year anniversary of the effective date of the Plan.

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any award agreement or cancel any award; provided that no amendment, cancellation or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that award adjustments by the Committee in the event of a corporate transaction are not subject to the foregoing limitation. The limitation in the Plan on repricing of awards cannot be amended unless such amendment is approved by the Company’s shareholders.

Executive officers have been granted options pursuant to the Plan as described in the “Grants of Plan-Based Awards” table. The following options were granted to an independent director on March 22, 2007, subject to shareholder approval of the plan:

Name	No. of Options(1)

James G. London	2,500

(1)	One-third of the options vest on the first, second and third anniversary of the grant date. The exercise price is $18.02, which was the closing price on NASDAQ on the grant date. The options expire on the tenth anniversary of the grant date.

In accordance with our director compensation policy, we anticipate making an award of 2,500 options to Denis E. Springer.

The following table presents securities authorized for issuance under equity compensation plans at December 31, 2006.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued	Weighted-Average	Under Equity Compensation
	Upon Exercise of	Exercise Price of	Plans (Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in the
Plan Category	Warrants and Rights	Warrants and Rights	First Column)(1)

Equity Compensation Plans Approved by Security Holders	825,000	$15.00	825,000
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	825,000	$15.00	825,000

(1)	Any employee of the Company or a subsidiary, or any director of the Company or a subsidiary, is eligible to receive awards under the Plan. The grant of an option entitles the participant to purchase shares of our common stock at an exercise price established by the Committee or pursuant to a method established by the Committee. The exercise price of each option is established by the Committee or is determined by a method established by the Committee at the time the option is granted; provided, however, that the exercise price of an option may not be less than 100% of the fair market value of a share of our common stock on the date of grant (or, if greater, the par value of a share of our common stock). Any option granted under the Plan may be either an ISO or a NQO. The Plan limits the maximum amount of awards that may be granted to participants. The maximum number of shares of our common stock that may be delivered to participants and their beneficiaries under the Plan is 1,650,000 shares. The maximum number of shares of stock that may be delivered to participants and their beneficiaries with respect to ISOs under the Plan is 1,650,000 shares. The maximum number of shares that may be covered by options granted to any one participant during any one calendar-year period is 500,000 shares. As of December 31, 2006, options for 825,000 shares with an exercise price of $15.00 had been granted. The Plan is described in more detail under “Description of the Plan.”

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of Deloitte & Touche LLP, who we refer to as Deloitte, as our independent auditors for the year ending December 31, 2007. Deloitte has been the Company’s independent registered public accounts since 2002.

Representatives of Deloitte will attend the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual consolidated financial statements for 2006 and 2005 and fees for other services rendered by Deloitte for fiscal year 2006 and 2005.

	2006	2005

Audit fees(1)	$441,350	$394,800
Audit-related fees(2)	$471,858	$55,000
Tax fees(3)	$401,090	$205,750
All other fees(3)	$70,638	$40,363

(1)	We paid audit fees, including costs, for the years ended December 31, 2006 and December 31, 2005 for professional services rendered in connection with our annual financial statements and amounts paid for interim reviews.

(2)	Audit-related fees, including costs, for the years ended December 31, 2006 and December 31, 2005 were for professional services related primarily to the 2006 private placement offering and consultation on business acquisition matters.

(3)	Tax fees, including costs, for the years ended December 31, 2006 and December 31, 2005 were for professional services related to tax compliance (preparation of tax returns), tax planning (consultation on matters related to tax accounting methods), and tax advice (consultation on matters related to audit issues and the IRS review of our 2002 and 2005 corporate tax returns). All other fees represent forensic services in connection with the theft in our Miami Lakes, Florida manufacturing facility.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to approve all audit engagement fees and terms and all permissible non-audit engagement fees and terms with the independent auditor. The Audit Committee may delegate the pre-approval of permissible non-audit services to a single member of the Audit Committee. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services, tax services and permissible non-audit services. If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee, or one of its members, must review the service on a specific case by case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement terms and fees require specific pre-approval of the Audit Committee. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee or one of its members. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The Audit Committee has approved 100% of all audit engagement fees and terms for 2007.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 15, 2007 and otherwise comply with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company’s 2008 Annual Meeting of Shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our By-Laws provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders. With respect to the 2008 Annual Meeting of Shareholders, such written notice must be received on or prior to December 11, 2007. The notice must meet the requirements set forth in our By-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters which may be presented at the Annual Meeting of Shareholders other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Richard N. Burger
Secretary

Exhibit A

FIRST AMENDMENT OF
COLEMAN CABLE, INC. LONG-TERM INCENTIVE PLAN

RESOLVED, that the Coleman Cable, Inc. Long Term Incentive Plan (the “Plan”), is hereby amended, effective as of February 28, 2007, in the following particulars:

1. By replacing the phrase “Eligible Employees” with the phrase “Eligible Persons” in subsections 1.2 and 5.2(a) of the Plan.

2. By substituting the following for subsection 7(d) of the Plan:

“(d) Eligible Person.  The term “Eligible Person” means any employee of the Company or a Subsidiary or any director of the Company or a Subsidiary. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

A-1

Exhibit B

COLEMAN CABLE, INC.
LONG-TERM INCENTIVE PLAN

Section 1

GENERAL

1.1.  Purpose.  The Coleman Cable, Inc. Long-Term Incentive Plan (the “Plan”) has been established by Coleman Cable, Inc. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2.  Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3.  Operation, Administration, and Definitions.  The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 3 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7).

Section 2

OPTIONS

2.1.  Definitions.  The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

2.2.  Exercise Price.  The “Exercise Price” of each Option granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted. The Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

2.3.  Exercise.  An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an Option expire later than ten years after the date of its grant.

2.4.  Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b) Subject to applicable law, the Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee (including shares otherwise distributable pursuant to the exercise of the Option), and valued at

Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee; provided that, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this paragraph (b) shall be limited to shares held by the Participant for not less than six months prior to the payment date.

(c) Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5.  No Repricing.  Except for either adjustments pursuant to paragraph 3.2(e) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option with a lower exercise price.

Section 3

OPERATION AND ADMINISTRATION

3.1.  Effective Date.  Subject to the approval of the shareholders of the Company, the Plan shall be effective as of October 5, 2006 (the “Effective Date”); provided, however, that Awards may be granted contingent on approval of the Plan by the shareholders of the Company. In the event of Plan termination, the terms of the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

3.2.  Shares and Other Amounts Subject to Plan.  The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or, to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the following provisions of this subsection 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 1,650,000 shares of Stock.

(c) Only shares of Stock, if any, actually delivered to the Participant or beneficiary on an unrestricted basis with respect to an Award shall be treated as delivered for purposes of the determination under paragraph (b) above, regardless of whether the Award is denominated in Stock or cash. Consistent with the foregoing:

(i) To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered on an unrestricted basis (including, without limitation, by reason of the Award being settled in cash or used to satisfy the applicable tax withholding obligation), such shares shall not be deemed to have been delivered for purposes of the determination under paragraph (b) above.

(ii) If the exercise price of any Option granted under the Plan or any Prior Plan, or the tax withholding obligation with respect to any Award granted under the Plan or any Prior Plan, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the number of shares of Stock available for delivery under the Plan.

(d) Subject to paragraph 3.2(e), the following additional maximums are imposed under the Plan.

(i) The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 1,650,000 shares.

(ii) The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 2 (relating to Options) shall be 500,000 shares.

(e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that the amount of such payment may be the excess of value of the Stock subject to the Option at the time of the transaction over the exercise price).

3.3.  General Restrictions.  Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

3.4.  Tax Withholding.  All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns; or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

3.5.  Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to subsection 2.5 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of subsection 2.2, Options granted under the Plan in replacement for awards under plans and arrangements of the Company, Subsidiaries, or other companies that are assumed in business combinations may provide for exercise prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such exercise price is appropriate to preserve the economic benefit of the award.

3.6.  Dividends and Dividend Equivalents.  An Award may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

3.7.  Settlement of Awards.  The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment or distribution, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

3.8.  Transferability.  Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

3.9.  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

3.10.  Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

3.11.  Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

3.12.  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

3.13.  Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the

Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

3.14.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 4

CHANGE IN CONTROL

Subject to the provisions of paragraph 3.2(e) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

Section 5

COMMITTEE

5.1.  Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 5. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Subsidiary. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

5.2.  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to amend, cancel, or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

(f) The Committee shall take such actions as it determines to be necessary or appropriate with respect to this Plan, and the Awards granted under the Plan, to avoid acceleration of income recognition or imposition of penalties under Code section 409A.

5.3.  Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.4.  Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 6

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to paragraph 3.2(e) shall not be subject to the foregoing limitations of this Section 6; and further provided that the provisions of subsection 2.5 (relating to repricing) cannot be amended unless the amendment is approved by the Company’s stockholders.

Section 7

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Award.  The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options.

(b) Board.  The term “Board” means the Board of Directors of the Company.

(a) Change in Control.  “Change in Control” shall have the meaning given in a Participant’s individual Award Agreement.

(c) Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d) Eligible Person.  The term “Eligible Person” means any employee of the Company or a Subsidiary or any director of the Company or a Subsidiary. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

(e) Fair Market Value.  Except as otherwise provided by the Committee, for purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the mean between the lowest and highest reported sale prices of the Stock on that date on the principal exchange or market on which the Stock is then listed or admitted to trading.

(ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the mean between the highest bid and lowest asked prices for the Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the day is not a business day, and as a result, paragraphs (i) and (ii) above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(f) Stock.  The term “Stock” means shares of common stock of the Company.

(g) Subsidiaries.  For purposes of the Plan, the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

* * * *

☐
COLEMAN CABLE, INC.
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints G. Gary Yetman and Richard N. Burger as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all the shares of Common Stock of Coleman Cable, Inc. (the “Company”) held of record by the undersigned on March 28, 2007, at the Annual Meeting of Shareholders on May 14, 2007, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
COLEMAN CABLE, INC.
May 14, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê      Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê
   ■            20230300000000000000   4                                                                         051407

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Approval of an amendment to the Company’s Long-Term Incentive Plan.	☐	☐	☐
							FOR	AGAINST	ABSTAIN
		NOMINEES:			3.	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2007.	☐	☐	☐
☐	FOR ALL NOMINEES	¡	G. Gary Yetman
		¡	Nachum Stein
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Denis. E. Springer
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposals 2 and 3.

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

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